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                                                                  EXHIBIT 4.7(e)


         THIRD AMENDMENT TO REVOLVING CREDIT AND LOAN AGREEMENT


         THIS THIRD AMENDMENT TO REVOLVING CREDIT AND LOAN AGREEMENT (this "Third Amendment to Loan Agreement" or this "Third Amendment") is entered into on February 2nd, 1998 between NBD Bank ("NBD" or "Bank"), as lender, with offices at 611 Woodward Avenue, Detroit, Michigan 48226; Universal Standard Healthcare, Inc., formerly known as Universal Standard Medical Laboratories, Inc., a Michigan corporation ("USML"); Universal Standard Healthcare of Michigan, Inc., formerly known as Universal Standard Managed Care of Michigan, Inc., a Michigan corporation ("Michigan Managed Care"); Universal Standard Healthcare of Ohio, Inc., formerly known as Universal Standard Managed Care of Ohio, Inc., an Ohio corporation ("Ohio Managed Care"); Universal Standard Healthcare of Delaware, Inc., formerly known as Universal Standard Managed Care, Inc., a Delaware corporation ("Delaware Managed Care"); T.P.A., Inc., a Michigan corporation ("Processing"); and A/R Credit, Inc., a Michigan corporation ("AR Credit"), all of whose addresses are 26500 Northwestern Highway, Southfield, Michigan 48076.


                                    RECITALS

    This Third Amendment to Loan Agreement is based on the following recitals ("Recitals"), which are incorporated into and made a part of this Third
Amendment:

                  1. USML, Delaware Managed Care, Ohio Managed Care, Michigan Managed Care, Processing, AR Credit (each, an "Obligor" and collectively, the "Obligors"), and NBD are parties to a Revolving Credit and Loan Agreement dated April 30, 1997, as amended by a First Amendment to Revolving Credit and Loan Agreement dated September 26, 1997, and by a Second Amendment to Revolving Credit and Loan Agreement dated November 30, 1997 (as amended, and as may be further amended or restated from time to time, the "Loan Agreement"). In addition to the Loan Agreement, Bank and Obligors are parties to various other loan and security documents and guaranties more particularly described in or executed in connection with the Loan Agreement (which are defined as the "Loan Documents" in the Loan Agreement). Capitalized terms used but not defined in this Third Amendment have the same meanings given to those terms in the Loan Documents.

                  2. Recently, a $813,074.66 judgment was entered against USML in the so-called "Fawzi and Mary Shaya vs. Universal Standard Medical Laboratories, Inc." litigation (the "Shaya Judgment"). The Obligors have advised NBD that they believe that USML will prevail in an appeal of the Shaya Judgment. In order to obtain a bond to appeal the Shaya Judgment, the Obligors have requested that NBD issue a standby letter credit.

                  3. Obligors have requested and, subject to the terms hereof, Bank has agreed to amend the Loan Agreement as set forth in this Third Amendment.



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                                    AGREEMENT

         Based on the foregoing Recitals (which are incorporated herein as representations, warranties, acknowledgments and agreements of the parties, as the case may be) and for other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged by the parties hereto, Obligors and Bank agree as follows:

                  A. The definition of "Borrowing Base" in Section 1.1 of the Loan Agreement is amended in its entirety to read as follows:

                  "Borrowing Base" means as of the date of determination, the sum of (1) the following applicable percentage of Qualified Accounts, multiplied by, a person's Qualified Accounts reported in a Collateral Activity Report delivered in accordance with Section 6.4(b), plus, (2) the following applicable percentage of Qualified Inventory, multiplied by, a person's Qualified Inventory reported on a Collateral Activity Report delivered in accordance with Section 6.4(b), plus, (3) the following applicable percentage of Qualified Equipment, multiplied by, a person's Qualified Equipment reported in a Collateral Activity Report delivered in accordance with
                  Section 6.4(b), plus, (4) the following applicable percentage of Qualified Edit Accounts, multiplied by, a person's Qualified Edit Accounts reported on a Collateral Activity Report delivered in accordance with Section 6.4(b), plus, (5) the Applicable Amount, minus, (6) 100% of the face amount of the Litigation Letter of Credit and 100% of all unreimbursed draws in connection with the Litigation Letter of Credit:

                  Qualified Accounts                          up to 80%

                  Qualified Inventory                         up to 50%

                  Qualified Equipment                         up to 80%

                  Qualified Edit Accounts                     up to 80%

         Notwithstanding anything to the contrary contained in this Agreement
(a) Advances under the Line of Credit Loan against Qualified Inventory may not exceed $500,000 at any time and (b) Advances under the Line of Credit Loan against Qualified Edit Accounts may not exceed $1,000,000 at any time. All Qualified Accounts and Qualified Edit Accounts reported in the Borrowing Base must be net of reserves for contractual reimbursement levels and bad debt expense, and these reserves must be satisfactory to NBD in its Reasonable Credit Judgment. "Applicable Amount" means $0 unless the Litigation Letter of Credit has been issued, in which case it means the amount determined from the following table:



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                                                                 Applicable
                  Time Period                                      Amount
                  -----------                                      ------

         Date on which Litigation Letter of Credit
         is issued to April 29, 1998                              $600,000

         April 30, 1998 to May 30, 1998                           $350,000

         May 31, 1998 and thereafter                              $ -0-


                  B. The definition of "Loan Documents" in Section 1.1 of the Loan Agreement is amended in its entirety to read as follows:

                  "Loan Documents" means this Agreement, the Notes, the Lease Documents, the Litigation Letter of Credit Documents, the documents and agreements delivered to the Bank in accordance with the Articles II and III of this Agreement, and all other agreements and documents or instruments now or hereafter executed by or on behalf of any one or more of the Obligors and delivered to Bank."

                  C. Section 2.1 of the Loan Agreement is amended to add the following: "NBD, in its sole discretion, agrees to issue a standby letter of credit for a Borrower's account subject to all of the terms and conditions of this Agreement and on the following terms and conditions:

                  (a) NBD agrees, in its sole discretion, to issue for USML's account a standby letter of credit for the sole purpose of bonding the Shaya Judgment in the face amount of $1,016,343.32 (together with all replacements thereof and amendments thereto, the "Litigation Letter of Credit").

                  (b) The Litigation Letter of Credit must have an expiry date of not later than one year from the date of issuance, but may contain a usual and customary provision providing for automatic one year extensions unless NBD gives 60 days prior written notice that it will not extend the expiry date.


                  (c) USML must execute NBD's standard documentation relating to the issuance of standby letters of credit (for convenience, such documentation, together with all other documentation related to the Litigation Letters of Credit, as may be amended or restated from time to time, is referred to collectively as the "Litigation Letter of Credit Documents" and individually as a "Litigation Letter of Credit Document").




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                  (d) USML must (i) pay to NBD on any date on which NBD pays a draft presented under a Litigation Letter of Credit, a sum equal to the amount so paid plus a disbursement fee of $200 plus any and all expenses that NBD may pay or incur relative to the Litigation Letter of Credit, and (ii) immediately pay to NBD any and all expenses incurred by NBD in enforcing or protecting any rights under this Agreement or any of the Litigation Letter of Credit Documents or the other Loan Documents. If USML fails to make any payment due NBD under this Agreement or the Litigation Letter of Credit Documents, NBD may charge any Borrower's account for such amount.

                  (e) All of USML's present and future Obligations to NBD under the Litigation Letter of Credit Documents are secured by all collateral security (including the Collateral) heretofore, simultaneously herewith, or hereafter granted to NBD by each Obligor or any other party for the purpose of securing any of any Obligor's present or future Obligations to NBD.

                  (f) The Litigation Letter of Credit will accrue a commission at the per annum rate of 1.50 percent per annum of the face amount of the Litigation Letter of Credit, payable annually and in advance at the time of issuance or extension, in addition, USML must also pay all other usual and customary fees charged by NBD in connection with issuance of standby letters of credit.

                  (g) For purposes of calculating the Line Limit and Borrower Base, the full face amount of the Litigation Letter of Credit is treated as an outstanding principal advance under the Line of Credit."

                  D. Subsections 6.1A through D are amended in their entirety to read as follows:

                  "A. Consolidated Current Ratio. Maintain at all times a Consolidated Current Ratio of not less than (i) 1.20 to 1 from December 31, 1997 through June 29, 1998, and (ii)
                  1.25 to 1 on and after June 30, 1998.

                  B. Consolidated Funded Debt Ratio. Maintain at all times a Consolidated Funded Debt Ratio of not greater than (i) .75 to 1 from December 31, 1997 through September 29, 1998, (ii) .70 to 1 for the period from September 30, 1998 through December 30, 1998, and (iii) .65 to 1 on and after December 31, 1998.

                  C. Consolidated Debt Service Coverage Ratio. Maintain a Consolidated Debt Service Coverage Ratio of not less than (i)
                  1.10 to 1 for periods ending between December 31, 1997 and June 29, 1998, and (ii) 1.25 to 1 for the period ended June 30, 1998 and periods thereafter. This financial covenant will be measured as of


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                  the last day of each fiscal quarter of the Obligors on a
                  trailing four quarter basis.

                  D. Consolidated Leverage Ratio. Maintain at all times a Consolidated Leverage Ratio of not greater than (i) 6.75 to 1 for the period from December 31, 1997 through March 30, 1998;
                  (ii) 5.25 to 1 for the period from March 31, 1998 through June 29, 1998; (iii) 4 to 1 for the period from June 30, 1998 through December 30, 1998; and (iv) 3 to 1 on and after December 31, 1998."

                  E. Simultaneously with the execution of this Third Amendment, USML must pay NBD a $5,000 amendment fee, which is in addition to all other fees and interest due NBD. This amendment fee is fully earned by NBD upon execution of the Third Amendment.

                  F. The definition of "Obligations" in Section 1.1 of the Loan Agreement is amended to provide that in addition to the obligations described therein, the term "Obligations" also includes all present and future obligations arising under or in connection with the Litigation Letter of Credit Documents. References in the Loan Documents to the "Lease Transactions" are to be treated as referring to an approximate $705,000 series of lease transactions.

                  G. Any Event of Default under the Loan Documents is also a default under each of the Litigation Letter of Credit Documents.

                  H. Prior to or simultaneously with execution and delivery of this Third Amendment, Obligors must cause to be executed and delivered to Bank such financing statements, resolutions and other agreements that Bank may require to effectuate the transactions contemplated by this Third Amendment. Obligors must pay all costs and expenses (including attorneys' fees) incurred by Bank in connection with this Third Amendment.

                  I. Obligors expressly acknowledge and agree that all collateral security and security interests, liens, pledges, guaranties, and mortgages heretofore or hereafter granted Bank including, without limitation, such collateral, security interests, liens, pledges, and mortgages granted under the Loan Documents, extend to and cover all of each Obligor's Obligations to Bank, now existing or hereafter arising including, without limitation, those arising in connection with this Third Amendment (including the Lease Transactions and the Lease Documents) and under all guaranty agreements now or in the future given by one or more of the Obligors in Bank's favor, upon the terms set forth in such agreements, all of which security interests, liens, pledges, and mortgages are ratified, reaffirmed, confirmed and approved.




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                  J. From and after the date of this Third Amendment, references in the Loan Documents to the Loan Agreement are to be treated as referring to the Loan Agreement as amended by this Third Amendment.

                  K. Obligors represent and warrant to the NBD that:

                           (1) (a) The execution, delivery and performance of
                  this Third Amendment by the Obligors and all agreements and documents delivered by Obligors in connection with this Third Amendment have been duly authorized by all necessary corporate or other organizational action and does not and will not require any consent or approval of its stockholders or members, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or of its articles of incorporation, articles of organization, or bylaws, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Obligor is a party or by which it or its properties may be bound or affected.

                                    (b) No authorization, consent, approval,
                  license, exemption of or filing a registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Obligors of this Third Amendment and all agreements and documents delivered in connection with this Third Amendment.

                                    (c) This Third Amendment and all agreements
                  and documents delivered by Obligors in connection with this Third Amendment are the legal, valid and binding obligations of Obligors enforceable against each of them in accordance with the terms thereof.

                           (2) After giving effect to the amendments contained
                  in this Third Amendment, all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

                           (3) Obligors's financial statements furnished to the
                  NBD, fairly present Obligors's financial condition as at such dates and the results of Obligors's operations for the periods indicated, all in accordance with generally accepted accounting principles applied on a consistent basis, and since the date of the last such financial statement there has been no material adverse change in such financial condition.



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                           (4) No Default or Event of Default has occurred and
                  is continuing or will exist on the date of this Third Amendment under the Loan Agreement or any of the other Loan Documents.

                  L. The terms and provisions of this Third Amendment amend, add to and constitute a part of the Loan Agreement. Except as expressly modified and amended by the terms of this Third Amendment, all of the other terms and conditions of the Loan Agreement and the other Loan Documents (including all guaranties, which, without limitation, extend to and cover the Obligations arising in connection with the Lease Transactions and the Lease Documents) remain in full force and effect and are hereby ratified, reaffirmed, confirmed, and approved.

                  M. If there is an express conflict between the terms of this Third Amendment to Loan Agreement and the terms of the Loan Agreement or the other Loan Documents, the terms of this Third Amendment govern and control.

                  N. This Third Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one instrument.

                  O. WAIVER OF JURY TRIAL AND ACKNOWLEDGMENT. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. NBD AND OBLIGORS EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENTS BETWEEN ANY OF THE PARTIES. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

NBD BANK


By:  /s/ Robert B. Greene
   -------------------------------
         Robert B. Greene
         First Vice President

[Signatures continued on following page]



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[Signature continued from preceding page]


UNIVERSAL STANDARD
HEALTHCARE, INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker
         Vice President Finance and Treasurer


UNIVERSAL STANDARD HEALTHCARE
OF MICHIGAN, INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker, Treasurer


UNIVERSAL STANDARD HEALTHCARE
OF OHIO, INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker, Treasurer


UNIVERSAL STANDARD HEALTHCARE
OF DELAWARE, INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker, Treasurer


A/R CREDIT, INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker, Treasurer


[Signatures continued on following page]



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[Signature continued from preceding page]


T.P.A., INC.


By:  /s/ Alan S. Ker
   ---------------------------------
         Alan S. Ker, Treasurer





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